Exhibit 2.5

SHARE TRANSFER

Hope Diary Holdings Ltd.

I, WANG Youliang, residing at Group 5, Yushuiwei, Tuanjie Street, Dongchang District, Tonghua, Jilin, China (the “Transferor”), for value received does hereby transfer to:

China Modern Agricultural Information, Inc.

(the Transferee), 50,000 shares standing in my name in the British Virgin Islands Company called Hope Diary Holdings Ltd. to hold the same unto the Transferee.

Signed by the Transferor

For and on behalf of
WANG Youliang

/s/Youliang Wang
Authorized Signatory

Date: July 16, 2015

Signed by the Transferee

For and on behalf of
China Modern Agricultural Information, Inc.

/s/Youliang Wang
Authorized Signatory

Date: July 16, 2015

Address of Transferee:

No. A09, Wuzhou Sun Town
Limin Avenue, Limin Development District
Harbin, Heilongjiang, China